AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 2004
                                                     REGISTRATION NO. 333-113417
================================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (AMENDMENT NO. 3 )

                        REGENERX BIOPHARMACEUTICALS, INC.
                 (Name of small business issuer in its charter)


           DELAWARE                        2834                  52-1253406
(State or other jurisdiction         (Primary Standard        (I.R.S. Employer
      of incorporation or       Industrial Classification      Identification
        organization)                  Code Number)                  No.)


   3 BETHESDA METRO CENTER, SUITE 700, BETHESDA, MARYLAND 20814 (301) 961-1992
         (Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)

                                J.J. FINKELSTEIN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        REGENERX BIOPHARMACEUTICALS, INC.
                       3 BETHESDA METRO CENTER, SUITE 700
                               BETHESDA, MD 20814
                                 (301) 961-1992
            (Name, address and telephone number of agent for service)


                                   Copies to:
                          JOSEPH G. PASSAIC, JR., ESQ.
                             PHILIP G. FEIGEN, ESQ.
                           CHERI CARPER BENNETT, ESQ.
                                PATTON BOGGS LLP
                               2550 M STREET, N.W.
                              WASHINGTON, DC 20037
                                 (202) 457-6000

Approximate date of proposed sale to the public: From time to time after the effectiveness of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 2 of RegeneRx's Certificate of Incorporation provides that "To the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for breach of his fiduciary duty as a director." In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Article VII of the Registrant's Bylaws provides as follows (note the "Company" is referred to as the "Corporation" in Article VII):

     ARTICLE VII: INDEMNIFICATION:

         Section 7.1 Actions Other Than by or in the Right of the Corporation. Subject to Section 7.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "Indemnitee"), against expenses (including attorneys'
         fees), judgments, fines, and amounts paid in settlement actually and reasonable incurred by the person in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

         Section 7.2 Actions by or in the Right of the Corporation. Subject to
         Section 7.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was an Indemnitee (as defined above) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 7.3 Determination of Right of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

         Section 7.4 Good Faith Defined. For purposes of any determination under
         Section 7.3 hereof, a person shall be deemed to have acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the court of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this
         Section 7.4 shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be.

         Section 7.5 Advances of Expenses. Except as limited by Section 7.6 hereof, expenses (including attorneys' fees) incurred by an Indemnitee in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if the Indemnitee shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to be indemnified by the Corporation. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors, or if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such person did not meet the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be.

         Section 7.6 Right of Indemnitee to Indemnification Upon Application; Procedure Upon Application. Any indemnification or advancement of expenses under this Article VII shall be made promptly, and in any event within ninety (90) days, upon the written request of the Indemnitee, unless a determination is reasonably and promptly made pursuant to Section 7.3 or Section 7.5 hereof, as the case may be, that such Indemnitee has not met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be. The right to indemnification or advancement of expenses under this Article VII shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Board of Directors or independent legal counsel denies, in whole or in part, the Indemnitee's request for indemnification or advancement of expenses or if no disposition of such request is made within ninety (90) days. The basis of indemnification or advancement of expenses by a court shall be a determination by such court that indemnification or advancement of expenses of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be. Notice of any application to a court by an Indemnitee under this Section 7.6 shall be given to the Corporation promptly upon the filing of such application. The Indemnitee's expenses actually and reasonably incurred in connection with successfully establishing his right to indemnification or advancement of expenses, in whole or in part, in any such action shall also be indemnified by the Corporation.

         Section 7.7 Non-Exclusivity and Survival of Indemnification. The indemnification and advancement of expenses provided by this Article VII shall to be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, contract, vote of stockholders or disinterested Directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office or while employed by the Corporation, it being the policy of the Corporation that indemnification of Indemnitees shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not an Indemnitee but whom the Corporation has the power or obligation to indemnify under the provisions of the Delaware General Corporation Law, or otherwise. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such person. All rights to indemnification and advancement of expenses under this Article VII shall be deemed to be provided by a contract between the Corporation and each Indemnitee who serves or served in such capacity at any time while this Article VII and other relevant provisions of the General Corporation Law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         Section 7.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this
         Article VII.

         Section 7.9 Constituent Corporations. For purpose of this Article VII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         Section 7.10 Other Enterprises, Fines and Serving At Corporation's Request. For purposes of this Article VII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any services as a director, officer, employee, or trustee of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VII.

         Section 7.11 Savings Clause. If this Article VII or any portion thereof shall be invalidated on any ground by a court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated, or by any other applicable law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by RegeneRx.

--------------------------------------------------------------------------------
Securities and Exchange Commission Registration Fee             $   718
--------------------------------------------------------------------------------
Printing Expenses                                               $   5,000
--------------------------------------------------------------------------------
Accounting Fees and Expenses                                    $   20,000
--------------------------------------------------------------------------------
Legal Fees and Expenses                                         $   50,000
--------------------------------------------------------------------------------
Miscellaneous                                                   $   5,000
--------------------------------------------------------------------------------

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Total                                                           $   80,718
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ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following are the sales by the company of unregistered securities during the past three years:

         In January 2004, RegeneRx issued 2,393,580 shares to a number of investors for $2,273,900 (and warrants to purchase an additional 598,397 shares). These shares are the subject of this Registration Statement for the resale of such shares filed on March 9, 2004.

         In June 2003, RegeneRx issued 3,184,713 shares to one investor for $2,000,000 (and warrants to purchase up to an additional $1,500,000). For such offering, the company relied on Section 4(2) and Regulation S.

         In May 2003, RegeneRx issued warrants to purchase 200,000 shares of common stock in connection with loan agreements with certain shareholders.

         In March 2002, RegeneRx issued 7,346,383 shares to several investors for $1,700,000.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, or Securities Act, and Regulation D promulgated under the Securities Act (unless otherwise noted). In each instance, the purchaser had access to sufficient information regarding RegeneRx so as to make an informed investment decision. More specifically, RegeneRx had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the Securities Act and otherwise had the requisite sophistication to make an investment in RegeneRx's common stock.

ITEM 27.  EXHIBITS

Exhibit No.    Description of Exhibit                                        Reference*

3.1            Restated Certificate of Incorporation of Company              Exhibit 3.1 to Registration Statement No.
                                                                             33-9370, Amendment No. 1 (filed November
                                                                             26, 1986)

3.2            Amendment to Restated Certificate of Incorporation            Exhibit 3.2 to RegeneRx's Transitional
               of Company                                                    Report on Form 10-K, File No. 0-15070
                                                                             (filed March 18, 1991)

3.3            Amendment to Restated Certificate of Incorporation            Exhibit 3.3 to RegeneRx's Annual Report on
               of Company                                                    Form 10-KSB, File No. 0-15070 (filed April
                                                                             2, 2001)

3.4            Bylaws of Company                                             Exhibit 3.2 to Registration Statement No.
                                                                             33-9370 (filed October 8, 1986)

3.5            Amendment No. 1 to Bylaws of Company adopted                  Exhibit 4.7 to Registration Statement No.
               August 11, 1989                                               33-34551, Amendment No. 3 (filed June 21,
                                                                             1990)

3.6            Amendment No. 2 to Bylaws of Company                          Exhibit 4.8 to Registration Statement No.
               adopted June 18, 1990                                         33-34551, Amendment No. 3 (filed June 21,
                                                                             1990)

3.7            Amendment No. 3 to Bylaws of Company                          Exhibit 3.6 to RegeneRx's Transitional
               adopted November 30, 1990                                     Report on Form 10-K, File No. 0-15070
                                                                             (filed March 18, 1991)

4.1            Form of Stock Certificate                                     Exhibit 4.1 to Registration Statement No.
                                                                             33-9370, Amendment No. 1 (filed November
                                                                             26, 1986)

4.2            Rights Agreement, dated as of April 29, 1994,                 Exhibit 1 to RegeneRx's Current Report on
               between RegeneRx and American Stock                           Form 8-K, File No. 0-15070 (filed May 2,
               Transfer & Trust Company, as Rights Agent                     1994)

4.3            Warrant Agreement, dated March 12, 1997                       Exhibit 4.3 to RegeneRx's Annual Report on
                                                                             Form 10-K, File No. 0-15070 (filed March
                                                                             31, 1997)

4.4            Warrant Agreement, dated January 23, 2004                     Previously filed

5.1            Form of Opinion of Patton Boggs LLP, as to the legality of    Previously filed
               the common stock registered hereby

10.1           Patent License Agreement - Exclusive, between the U.S.        Exhibit 10.1 to RegeneRx's Annual Report
               Public Health Service and RegeneRx                            on Form 10-KSB, File No. 0-15070 (filed
                                                                             April 2, 2001)**

10.3           Amended and Restated Directors Stock Option                   Exhibit 10.25 to RegeneRx's Annual Report
               Plan                                                          on Form 10-K, File No. 0-15070 (filed
                                                                             March 26, 1993)

10.4           2000 Stock Option and Incentive Plan                          Filed as an Appendix to RegeneRx's
                                                                             preliminary proxy materials, File No.
                                                                             0-15070 (filed September 29, 2000)

10.5           Unit Purchase Agreement dated March 12, 1997                  Exhibit 10.25 to RegeneRx's Annual Report
                                                                             on Form 10-K, File No. 0-15070 (filed
                                                                             March 31, 1997)

10.6           Registration Rights Agreement, dated March 12, 1997           Exhibit 10.26 to RegeneRx's Annual Report
                                                                             on Form 10-K, File No. 0-15070 (filed
                                                                             March 31, 1997)

10.7           Lease Agreement dated April 5, 2002 between RegeneRx and HQ   Exhibit 10.7 to RegeneRx' Annual Report on
               Global Workplaces, Inc.                                       Form 10-KSB, File No. 0-15070 (filed March
                                                                             31, 2003)

10.8           Employment Agreement                                          Previously filed

10.9           Employment Agreement                                          Previously filed

10.10          License Agreement                                             Filed herewith**

10.11          Securities Purchase Agreement                                 Previously filed

10.12          Master Services Agreement                                     Previously filed

23.1           Consent of Patton Boggs LLP (included in Exhibit 5)           Previously filed

23.2           Consent of Reznick Fedder & Silverman, P.C.                   Previously filed

-----------------
* Except where noted, the exhibits referred to in this column have heretofore been filed with the Securities and Exchange Commission as exhibits to the documents indicated and are hereby incorporated by reference thereto. The Registration Statements referred to are Registration Statements of RegeneRx.

** Portions of this document have been omitted pursuant to a confidential treatment request.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Bethesda, State of Maryland on July 15, 2004.

                                           REGENERX BIOPHARMACEUTICALS, INC.
                                           (Registrant)

July 15, 2004                         By:  /s/ J.J Finkelstein
                                           -------------------------------------
                                           J.J. Finkelstein
                                           President and Chief Executive Officer